Exhibit 99.1

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	Scott Morling	Courthouse Plaza NE
937-242-9093	937-242-9182	Dayton, OH 45463

FOR IMMEDIATE RELEASE

NEWPAGE CORPORATION ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Dayton, Ohio. – November 13, 2006 – NewPage Corporation today announced its results of operations for the third quarter of 2006. Net sales for the third quarter of 2006 were $522 million compared to $507 million for the third quarter of 2005, an increase of 3%. The increase was largely the result of an increase in average coated paper prices from $878 per ton in the third quarter of 2005 to $907 per ton in the third quarter of 2006. The increase in price was partially offset by a decrease in coated paper sales volume from 549,000 tons in the third quarter of 2005 to 528,000 tons in the third quarter of 2006.

“The third quarter 2006 increase in average coated paper prices is the result of previously-announced price increases on selected grades,” said Mark A. Suwyn, chairman of the board and chief executive officer.

Net income was $2 million in the third quarter of 2006 compared to $22 million in the third quarter of 2005. EBITDA was $70 million and $103 million for the third quarters of 2006 and 2005. Significant items in 2006 included an unrealized non-cash loss of $2 million for the purchased option contract. Significant items in 2005 included an unrealized non-cash gain of $25 million for the purchased option contract and $5 million of expenses for transition costs. Net income and EBITDA in 2006 were also negatively affected by much higher maintenance and related incremental costs of $20 million, primarily incurred during the planned shutdown at the Escanaba operations. During the outage, annual maintenance was performed and the mill completed the installation of several significant capital investments, including a turbine rebuild and coating and papermaking upgrades. Additionally, higher costs were experienced for chemicals and energy.

“With the growing influx of low-priced coated freesheet products from Asia, we announced changes in November as part of our ongoing efforts to enhance our cost position and better align capacity with market demand,” said Suwyn. “We plan to permanently shut down the No. 7 paper machine in Luke, Maryland, our oldest and highest-cost paper machine in the system. We expect to incur charges of between $19 million to $25 million, most of which is non-cash and will be recognized primarily in the fourth quarter of 2006. We also plan to take approximately 25,000 tons of market-related downtime at our mill in Rumford, Maine.” Rumford’s No. 11 paper machine is expected to be down for approximately three months, beginning in the first quarter of 2007.

“From an operating perspective, our mills generally ran well during the quarter,” said Richard D. Willett, Jr., president and chief operating officer. “We were once again able to partially offset higher energy-related costs by accelerating process improvements and efficiency. We expect crude oil and energy costs to remain volatile for the foreseeable future.” Increases in the price of crude oil have affected the cost of certain papermaking chemicals and purchased energy, as well as logistics and distribution.

“In a market that is being challenged by global competitors, we are committed to improving our operating performance in order to enhance our ability to meet our strategic objectives,” said Willett. “We will continue to make longer-term capital investments. In addition, we are accelerating our investments in our people with our recent launch of Lean Six Sigma. We are off to a great start, and we remain focused with dedicated resources to meet the increasing demands of customer satisfaction, higher quality, effective partnerships and improved profitability.”

There were no outstanding borrowings under the revolving senior secured credit facility as of September 30, 2006. Based on availability under the borrowing base as of that date, we had $228 million of additional borrowing availability under the revolving senior secured credit facility after taking into account $47 million of outstanding letters of credit. During the quarter the company paid down an aggregate amount of $1 million toward the senior secured debt and increased cash on hand by $23 million.

“For the remainder of the year, we expect operating rates in the coated paper markets to remain stable, and we do not anticipate any significant decrease in demand,” commented Suwyn. “The coated paper industry is subject to cyclical market pressures. As such, while we do not expect a strong change in market conditions, we are prepared to leverage any positive lift the U.S. economy can contribute. We expect average coated sales prices to decline slightly in the fourth quarter of 2006 primarily as a result of seasonally slower markets, and as we adjust the balance of our product mix.”

Third Quarter 2006 Compared to Third Quarter 2005

	Quarter Ended Sept. 30, 2006	Quarter Ended Sept. 30, 2005
(in millions)	Unaudited	Unaudited
Net sales	$522	$507
Cost of sales	466	454
Selling, general and administrative expense	21	28
Interest expense	34	38
Other (income) expense, net	—	(28)

Income from continuing operations before income taxes	1	15
Income tax (benefit)	—	(1)

Income from continuing operations	1	16
Income from discontinued operations	1	6

Net income	$2	$22

Supplemental Information
EBITDA (1)	$70	$103

(1)	Earnings before interest, taxes, depreciation and amortization. See the attached financial exhibits for a reconciliation of net income to EBITDA and our discussion about the use of EBITDA as a performance measure.

Conference Call

The NewPage Third Quarter 2006 Conference Call and Webcast is scheduled for today, November 13, 2006, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the NewPage Third Quarter 2006 Conference Call and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 866-254-5939 (toll-free domestic) or 612-288-0318 (international). To register, please call in at least 10 minutes before the conference call begins. A replay of the call can be accessed via telephone 800-475-6701 (toll-free domestic) or 320-365-3844 (international), access code 844231. The replay will be available starting at 2:30 p.m. (ET) on November 13, 2006, and will remain available until noon (ET) on December 18, 2006.

About NewPage Corporation

NewPage Corporation, headquartered in Dayton, Ohio, is a leading U.S. producer of coated papers in North America. The company produces coated papers in sheets and rolls with many finishes and weights to offer design flexibility for a wide array of end uses. With more than 4,300 employees, NewPage operates integrated pulp and paper manufacturing mills located in Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky. These mills have a combined annual capacity of approximately 2.2 million tons of coated paper.

Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our substantial level of indebtedness; changes in the supply and/or demand and/or prices for our products; the activities of competitors; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and elsewhere in the world; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to operate as a stand-alone business; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

# # #

NewPage Corporation

Consolidated Statements of Operations (unaudited)

Third Quarter Ended September 30, 2006 and 2005

(In millions)

	Third Quarter Ended September 30, 2006	Third Quarter Ended September 30, 2005
Net sales	$522	$507

Cost of sales	466	454
Selling, general and administrative expenses	21	28
Interest expense	34	38
Other (income) expense, net	—	(28)

Income from continuing operations before income taxes (benefit)	1	15
Income tax expense (benefit)	—	(1)

Income from continuing operations	1	16
Income from discontinued operations	1	6

Net income	$2	$22

NewPage Corporation

Consolidated Statements of Operations (unaudited)

First Three Quarters Ended September 30, 2006 and 2005

(In millions)

	Successor - NewPage Corporation First Three Quarters Ended September 30, 2006	Combined Successor and Predecessor First Three Quarters Ended September 30, 2005	Successor - NewPage Corporation Five Months Ended September 30, 2005	Predecessor Four Months Ended April 30, 2005
Net sales	$1,519	$1,368	$786	$582

Cost of sales	1,349	1,251	713	538
Selling, general and administrative expenses	81	76	45	31
Interest expense	111	94	73	21
Other (income) expense, net	(24)	(11)	(9)	(2)

Income (loss) from continuing operations before income taxes (benefit)	2	(42)	(36)	(6)
Income tax expense (benefit)	—	(4)	(1)	(3)

Income (loss) from continuing operations	2	(38)	(35)	(3)
Income (loss) from discontinued operations	(14)	(4)	1	(5)

Net income (loss)	$(12)	$(42)	$(34)	$(8)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

September 30, 2006 and December 31, 2005

(In millions)

	September 30,	December 31,
	2006	2005
ASSETS

Cash and cash equivalents	$35	$1
Accounts receivable, net	219	191
Inventories	335	343
Other current assets	31	20
Assets of discontinued operations	—	152

Total current assets	620	707

Property, plant and equipment, net	1,329	1,408
Intangibles and other assets	115	187

TOTAL ASSETS	$2,064	$2,302

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable	$147	$162
Accrued expenses	131	102
Current maturities of long-term debt	6	8
Liabilities of discontinued operations	—	66

Total current liabilities	284	338

Long-term debt	1,344	1,555
Other long-term obligations	61	62
Commitments and contingencies
Minority interest	39	—

Stockholder’s equity:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	400	399
Accumulated deficit	(69)	(57)
Accumulated other comprehensive income	5	5

Total stockholder’s equity	336	347

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$2,064	$2,302

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

First Three Quarters Ended September 30, 2006 and 2005

(In millions)

	Successor - NewPage Corporation First Three Quarters Ended September 30, 2006	Combined Successor and Predecessor First Three Quarters Ended September 30, 2005	Successor - NewPage Corporation Five Months Ended September 30, 2005	Predecessor Four Months Ended April 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(12)	$(42)	$(34)	$(8)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	14	4	(1)	5
Depreciation and amortization	107	130	69	61
Amortization of debt issuance costs and debt discount	8	14	14	—
Gain on sale of assets	(65)	—	—	—
Unrealized (gain) loss on option contracts	48	(6)	(6)	—
Deferred income taxes	—	(7)	—	(7)
Investees - earnings and distributions	—	4	3	1
Loss on defeasance of debt	—	18	—	18
LIFO effect	(1)	3	3	—
Equity award expense	8	1	1	—
Changes in operating assets and liabilities	(10)	(40)	36	(76)
Net cash flows of discontinued operations	(10)	33	25	8

Net cash provided by (used in) operating activities	87	112	110	2

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition	—	(1,973)	(1,973)	—
Capital expenditures	(63)	(40)	(26)	(14)
Proceeds from sale of assets	228	—	—	—
Cash paid for option contracts	—	(73)	(73)	—
Net cash flows of discontinued operations	(1)	(8)	(5)	(3)

Net cash provided by (used in) investing activities	164	(2,094)	(2,077)	(17)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	437	437	—
Proceeds from issuance of long-term debt and initial draw of revolver	—	1,694	1,694	—
Payment of debt issuance costs	(1)	(58)	(58)	—
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(6)	—	—	—
Loan to Maple Timber Acquisition	(7)	—	—	—
Payments on long-term debt	(167)	—	—	—
Net borrowings (payments) on revolving credit facility	(46)	(105)	(105)	—
Net transactions with MeadWestvaco Corporation	—	15	—	15

Net cash provided by (used in) financing activities	(227)	1,983	1,968	15

Increase in cash and cash equivalents from initial consolidation of Rumford Cogeneration Company, L.P.	10	—	—	—

Net increase (decrease) in cash and cash equivalents	34	1	1	—
Cash and cash equivalents at beginning of period	1	—	—	—

Cash and cash equivalents at end of period	$35	$1	$1	$—

NewPage Corporation

Reconciliation of Net Income to EBITDA (unaudited)

Third Quarter Ended September 30, 2006 and 2005

(In millions)

	Third Quarter Ended September 30, 2006	Third Quarter Ended September 30, 2005
Net income	$2	$22
Plus:
Interest expense	34	38
Income tax expense (benefit)	—	—
Depreciation and amortization	34	43

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$70	$103

EBITDA is not a measure of our performance under accounting principles generally accepted in the United States (“GAAP”), is not intended to represent net income, and should not be used as an alternative to net income as an indicator of performance. EBITDA is shown because it is a primary component of certain covenants under our senior secured credit facilities and is a basis upon which our management assesses performance. In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA instead of net income has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.